Exhibit 99.1

PRESS RELEASE

Community Bancorp. Declines TARP Money

March 11, 2009	For immediate release

For more information contact: Steve Marsh at (802)-334-7915

(Derby, VT)  Community Bancorp. (OTCBB:CMTV), the parent company of Community National Bank, announced today that it has declined to participate in the U.S. Treasury Department’s TARP Capital Purchase Program (“CPP”).  The CPP is a voluntary program through which the Treasury Department purchases equity securities from financially sound banks in order to increase funds available for lending to businesses and consumers and to support recovery of the U.S. economy. The Treasury Department recently notified the Company of its preliminary approval for a CPP investment of up to $9.8 million, the maximum amount for which the Company qualified, based on risk-weighted assets.

“Treasury’s preliminary approval was an acknowledgment of our financial strength,” stated Chairman Richard C. White.  “Nevertheless, after careful consideration of all of the economic and non-economic benefits and costs of participating in the program, the Board of Directors concluded yesterday that participation in the CPP would not be in the best interests of the Company or its shareholders, customers and employees.”

At December 31, 2008, the Company and its subsidiary, Community National Bank, maintained regulatory capital ratios in excess of those required to be considered “well capitalized,” the highest capital category.

“Fundamentally, we feel that we don’t need the government money to help us do our job,” said CEO Steve Marsh. “We remain well capitalized, we do not engage in subprime lending, credit markets have stabilized since last fall, and while there are certainly challenges ahead in terms of dealing with the weakening economy, we feel well-positioned to serve our customers and communities as we have for the last 158 years.”

“For one thing,” Marsh said, “the lower interest rates in today’s markets are really helping our customers, and we are seeing increased activity in our mortgage area, mostly with refinancings.  Furthermore, the cost of the program is not very attractive in light of today’s very low interest rates and yield on loans and other investments.”

“We are also concerned with the regulatory burdens associated with the program, along with the possibility that Congress could change the terms of the transaction or impose additional burdens at any time,” added Marsh.

“Unlike the larger banks and Wall Street firms, we are grounded in our community, know our customers well, service the loans we make, and have the flexibility to work with our customers going forward in these challenging times, ” Marsh said.

Mr. Marsh also noted that the Company recently elected to participate in the FDIC’s Transaction Account Guaranty Program, under which all non-interest bearing transaction accounts at Community National Bank will be fully guaranteed by the FDIC, regardless of the amount, through December 31, 2009.  Coverage under this program is in addition to and separate from the FDIC’s general deposit coverage, which has been temporarily increased to $250,000 per account through December 31, 2009.

ABOUT COMMUNITY BANCORP.

Community Bancorp. is the parent company of Community National Bank, an independent bank that has been serving its communities since 1851, with fourteen offices now located in the Vermont Communities of Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre Lyndonville, Morrisville and Enosburg Falls. It has assets of $484 million as of February 29, 2009 with total stockholders’ equity of $46.9 million as of that date.

Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, results of operations, earnings outlook and business affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to deteriorate resulting in a decline in credit quality or diminished demand for the Company’s products and services; (2) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (3) interest rate changes in such a way as to reduce the Company’s interest margins and its funding sources; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company’s business or impose additional costs and regulatory requirements.